Exhibit 10.7

CONTRACT CHIEF FINANCIAL OFFICER AGREEMENT

THIS CONTRACT CHIEF FINANCIAL OFFICER AGREEMENT (the “AGREEMENT’) is dated as of the ____ day of March, 2014. It is made and entered into by and between Smack Sportswear, a Nevada corporation, located at 20316 Gramercy Place, Torrance, CA 90501 (hereinafter referred to as the “Company’), and Doug Samuelson (hereinafter referred to as “Contract CFO”).

RECITALS

WHEREAS, Contract CFO has specialized financial skills, experience and knowledge to help the Company with its fully reporting requirements;

WHEREAS, the Company is desirous of retaining Contract CFO’s services as an Independent Contractor and Contract CFO is desirous of formalizing a new relationship with the Company;

WHEREAS, the Company is willing to enter into an agreement with the Contract CFO to provide services for the Company, but only upon the terms and condition provided for hereinafter; and

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and certain additional valuable consideration, as provided for hereafter, it is AGREED, that

1. SERVICES.

Engagement of the Contract CFO and in connection therewith agrees to perform the following services (the “Services”): Consult with the Company's Board of Directors, the officers of the Company, and the heads of the Company’s administrative staff, at reasonable times. The Contract CFO shall be responsible for overseeing all aspects of a company's financial results, especially in preparing the Quarterly interim financial statements and the required preparation work for the year-end audit. In net, the Contract CFO acts as an external part-time CFO/Controller providing the Company with the tools, systems and support necessary to complete the financial reporting responsibilities of the business.

The Company agrees to retain Contract CFO to provide such services under the terms and conditions set forth herein. Contract CFO agrees to render all services under this Agreement in a professional and business-like manner and in full accordance with the terms and conditions of this Agreement. During the term of this Agreement, Contract CFO shall devote his energy, skill and best efforts to promote The Companys business and affairs and to perform his duties hereunder.

2. COMPENSATION AND TERM.

The Company shall pay the Contract CFO for his loyal and consistent services as follows:

2.1 REMUNERATION AND TERM. For a period one year, starting April 1, 2014 through March 31, 2015, the Contract CFO will be paid $2,000 per month. The $2,000 salary payment is due at the end of each month following the rendering of services to the Company.

For work performed before April 1, 2014, and any month in which Contract CFO works more than 40 hours the Contract CFO-will receive $50 per extra hour worked in that month. Contract CFO will inform Company when 60 hours per month are reached so Company can determine future action.

2.2 The Contract CFO is expect to work a minimum of 25-hours per month, and attend one weekly Executive meeting at the Company's corporate headquarters' in Torrance, CA through June 2014 and thereafter twice per month.

2.3 STOCK COMPENSATION. As a signing bonus, the Contract CFO is entitled to receive 500,000 restricted shares of Smack Sportswear which will be newly issued from the corporate Treasury and become vested each Quarter (125,000 restricted shares per Quarter) upon completion of the Company's Quarterly filing.

a) Contract CFO will receive an extra 50,000 restricted shares for every quarterly filing that is filed with the SEC on time, these newly issued Treasury shares and those shares vest upon completion of the filing.

b) If previous 12-month sales for Smack Sportswear, at end of the Contract CFO's one year term is $3,000,000+, the Contract CFO will receive an additional bonus of 100,000 restricted shares from newly issued Treasury shares noted above.

3. INDEPENDENT CONTRACTOR STATUS.

The Contract CFO is an independent contractor. The Contract CFO shall not be deemed for any purpose to be an employee or agent of Company, and neither party shall have the power or authority to bind the other party to any contract or obligation. The Contract CFO is not entitled to unemployment insurance or workers compensation insurance and the Contract CFO shall be solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the provision of and payment of compensation for Services, and to the operation of the Contract CFO’s business, including but not limited to payment of worker’s compensation insurance premiums, social security taxes (FICA, FUTA, OASDI, Medicare hospitalization), and federal and state income taxes (including quarterly estimated taxes). The Contract CFO CONSULTANT SHALL NOT HOLD HIMSELF OUT OR OTHERWISE REPRESENT HIMSELF TO ANY PERSON OR ENTITY AS ANYTHING OTHER THAN AN INDEPENDENT Contract CFO OF THE COMPANY, REGARDLESS OF ANY TITLE OR DESIGNATION THAT The Contract CFO MAY HOLD WITH THE COMPANY.

4. Best Efforts of Contract CFO.

The Contract CFO is expected to devote a minimum of 25 hours per month to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company. The Contract CFO shall at all times faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from him pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company. Such services shall be rendered at such othis place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require.

5. Expenses.

Only upon prior approval of management, the Contract CFO is authorized to incur reasonable expenses. The Company shall reimburse the Contract CFO for all such expenses on the presentation by the Contract CFO, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment. The Company has a current policy in place that any payables over $1,500 need 2 signatures. The Company will pay for Contract CFO's mileage to the Torrance facility.

6. Disability.

(a) Should the Contract CFO, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of 1-month, the compensation payable to him for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Contract CFO for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Contract CFO. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.

(b) The Contract CFO's compensation thereafter shall be reduced to zero. The Contract CFO shall receive full compensation upon his return to services and regular discharge of his full duties hereunder. Should the Contract CFO be absent from his serevices for whatever cause for a continuous period of more than 30-calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

7. TERMINATION.

7.1. The Contract CFO can terminate this agreement by giving the Company thirty (30) days notice to the Company. The Company can terminate this agreement by giving the Contract CFO thirty (30) days notice.

7.2. The Company can terminate this agreement immediately, without penalties, by demonstrating willful misconduct, malfeasance, gross negligence or other like conduct adversely affecting the best interests of the Company, including, without limitation, (i) the failure or neglect by the Contract CFO to perform his duties hereunder; (ii) the commission of any felony against the Company, including, without limitation, any fraud against the Company, any of its affiliates, clients or customers of the Company.

8. CONFIDENTIALITY.

The Contract CFO shall not divulge to others any information he may obtain during the course of his term relating to his services for the Company without first obtaining written permission of the Company.

9. RETURN OF DOCUMENTS.

On termination of the Contract CFO’s services with the Company, or at any time upon the request of the Company or its affiliates, the Contract CFO shall return to the Company all documents, including all copies thereof, and all other property relating to the business or affairs of the Company, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the “Materials”), in his possession or control, no matter from whom or in what manner he may have acquired such property. The Contract CFO acknowledges and agrees that all of the Materials are property of the Company and releases all claims of right of ownership thereto.

10. BLUE-PENCIL.

If any court of competent jurisdiction shall at any time deem the term of any of the covenants and undertakings of the Contract CFO under Sections 7, 8 and 9 herein too lengthy, the other provisions of those Sections 7, 8 and 9 shall nevertheless stand, the period of restriction shall be deemed to be the longest period permissible by law under the circumstances. The court in each case shall reduce the period of restriction to permissible duration.

11. MUTUAL INDEMNITIES.

THE COMPANY AND CONTRACT CFO JOINTLY AGREE TO AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, CAUSES OF ACTION, SUITS, AND LIABILITY OF EVERY KIND, INCLUDING ALL EXPENSES OF LITIGATION, COURT COSTS, AND ATTORNEYS’ FEES, FOR INJURY TO OR DEATH OF ANY PERSON, OR FOR DAMAGE TO ANY PROPERTY, ARISING OUT OF EITHER NEGLIGENCE OR MISCONDUCT IN CONNECTION WITH THE WORK DONE BY CONTRACT CFO UNDER THIS AGREEMENT; PROVIDED THAT THIS INDEMNIFICATION SHALL NOT APPLY IN THE EVENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE CONTRACT CFO.

12. ASSIGNMENT OF CONTRACT.

The Contract CFO may not assign his rights under this Agreement without the written consent of the Company.

13. GOVERNING LAW.

This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

14. ENTIRE AGREEMENT AMENDMENT.

This Agreement constitutes the entire Agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification shall be valid or binding unless made in writing and signed by the parties to this Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Company and Contract CFO with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties relating in any way to Contract CFO’s services for the Company.

15. NOTICES.

All notices or other communications required or permitted hereunder shall be in writing. All notices or other required or permitted communications shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery; (ii) overnight commercial carrier;- or (iii) registered or certified mail, postage prepaid, return receipt requested. Receipt and effective delivery shall occur upon the earlier of the following: (a) If personally delivered, the date of delivery to the address of the person to receive such notice; (b) If delivered by overnight commercial earner, one day following the receipt of such communication by such carrier from the sender as shown on the sender’s delivery invoice from such carrier; or (c) If mailed, two (2) business days after the date of posting by the United States post office. No notice or other required or permitted communication shall be effective unless and until received.

16. MODIFICATION AND WAIVER.

No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by the Company and Contract CFO. No course of dealing between the Company and Contract CFO, nor any waiver by the Company of a breach of any provision of this Agreement, or delay in exercising any right under this Agreement, shall operate or be construed as a waiver of any subsequent breach by Contract CFO.

17. REMEDIES FOR BREACH.

Contract CFO recognizes and acknowledges that the remedy at law for a breach by Contract CFO of any of the covenants contained in this Agreement shall be inadequate. Contract CFO agrees that the Company, in addition to all other legal and equitable remedies it may have, shall have the right to injunctive relief to enforce the provisions of this Agreement if there is such a breach or threatened breach. The Company hereby expressly reserves the right to offset any costs it incurs as a result of any breach of this Agreement by Contract CFO against any amounts payable to Contract CFO hereunder and the right to -terminate this Agreement upon written notice for a breach of this Agreement by Contract CFO. Both parties shall have all other rights and remedies available at law or in equity for a breach or threatened breach of this Agreement. Contract CFO agrees that all sums payable to it under this Agreement shall be available to the Company to satisfy Contract CFO’s breach of this Agreement and to satisfy Contract CFO’s indemnity agreement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees from the other party.

18. REMOVAL OF ILLEGAL, INVALID-OR UNENFORCEABLE PROVISIONS.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision may be removed. Thereafter, the Agreement shall be considered to be legal, valid or enforceable provision as though the removed provision had never comprised a part of the Agreement. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by their removal from this Agreement.

19. NO PARTNERSHIP OR JOINT VENTURE.

Nothing in this Agreement is either intended and should not in any way be construed to create any form of joint venture, partnership or agency relationship of any kind between the Company and Contract CFO. The parties expressly disclaim any intention of any kind to create any such relationship between themselves.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first set forth above.

Smack Sportswear

(“The Company”)

/s/ Bill Sigler

By: Bill Sigler

Title: CEO

Date:__3/1/2014__________

Doug Samuelson

("Contract CFO")

/s/ Doug Samuelson

Date:__3/1/2014__________